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                                                                    EXHIBIT 99.2

                                                      NEWS RELEASE
                                                      LAKES ENTERTAINMENT, INC.
[LAKES ENTERTAINMENT, INC. LOGO]                      130 CHESHIRE LANE
                                                      MINNETONKA, MN  55305
                                                      952-449-9092
                                                      952-449-9353 (fax)
                                                      WWW.LAKESENTERTAINMENT.COM
                                                      TRADED: NASDAQ "LACO"

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FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030
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FOR IMMEDIATE RELEASE:
Wednesday, January 28, 2004

                WORLD POKER TOUR EVENTS CONTINUE DRAMATIC GROWTH

JACK BINION WORLD POKER OPEN AT HORSESHOE CASINO/ GOLD STRIKE CASINO MAKES HUGE
               JUMP IN PLAYERS, PRIZE MONEY AND FIRST PLACE PAYOUT

  367 PLAYERS CONTEND FOR $3,455,075 MILLION IN THE HIGH STAKES WPT TOURNAMENT

MINNEAPOLIS, (JANUARY 28, 2004)-- The Jack Binion World Poker Open at Horseshoe Casino/ Gold Strike Casino in Tunica, MS, which began on January 26, 2004, is the latest event on the WORLD POKER TOUR to demonstrate the domino effect of the television show's huge popularity. Records have been set in each of tour stops and the Jack Binion World Poker Open is no exception with a huge increase in players, prize money and first place payout over the previous year's tournament.

367 players signed up for this week's event, which will culminate on January 29, 2004 with the filming of the Final Table for broadcast as part of the WORLD POKER TOUR series on The Travel Channel. WORLD POKER TOUR airs every Wednesday night at 9 p.m. ET/PT on the network. Many faces familiar to the WPT turned out for this event, including fan favorites Gus Hansen, Ben Affleck, Lou Diamond Phillips, Annie Duke, Chris Fergueson, and Howard Lederer.

The increase in players catapults the total prize money to $3,455,075 million, including the $25,000 WPT contributed to the prize pool. With such an enormous and record-setting prize pool for the tournament, players down to 27th place will go home with a nice payday, and the winner will capture a top prize of $1,278,370. Last year's champion David "Devilfish" Ulliott from England walked away with $589,990 when the prize pool totaled $1,600,000. The prize pool is determined by the number of players "buying in" to the tournament -- in this case the entry fee is $10,000 per person.

"Congratulations to the Horseshoe Casino and Gold Strike Casino for having the largest prize pool in WPT history. This growth in this tournament is truly remarkable," said CEO of the World Poker Tour, Steve Lipscomb.

                                     (MORE)



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The World Poker Tour, over 80% owned by Lakes Entertainment, is one of the television hits of the year. More than five million people tune in each week to watch the high stakes drama of the tense competition where millions of dollars change hands across the table, all chronicled by "WPT Cams," that reveal the players' hidden cards. The show is the highest rated series in the history of The Travel Channel.

The dramatic increase in prize money at the Jack Binion World Poker Open is helping drive the WPT's total prize money for Season 2 to an estimated $30 million, triple the prize money in the previous season, which in turn is attracting many newcomers to the game of poker and to WPT tournaments.

The Jack Binion World Poker Open concludes Thursday. WPT fans are welcome to come watch the action and see who will go home with the millions laid forth on the table before the final hand. The show begins at 2 p.m. Thursday, January 29 in the Gold Strike Ballroom at the Gold Strike Casino in Tunica, MS. Admission is free and seating is first come, first served. The next stop on the tour will be the L.A. Poker Classic at Commerce Casino in Los Angeles in February 2004. To play in a WORLD POKER TOUR event, go to www.worldpokertour.com for the complete 2003-2004 Tournament Schedule and casino contacts. The WORLD POKER TOUR airs Wednesday nights at 9 p.m. ET/PT on The Travel Channel.

About The World Poker Tour

The World Poker Tour has transformed poker into a televised mainstream sports sensation, creating record-setting ratings and capturing millions of new fans for America's favorite card game. The blockbuster series has riveted the nation's TV viewers thanks to its hallmarks--a blend of high caliber sports-style production shot from 13 different camera angles, expert commentary, cliffhanging "reality TV" drama and the WPT's signature "ace in the hole"--its revolutionary WPT Cams, that reveal the player's hidden cards, making it possible for audiences to feel like they're sitting in the seat making million dollar decisions on each hand. For information and media photos, go to www.media.worldpokertour.com. For information on the WORLD POKER TOUR, go to www.worldpokertour.com. The WORLD POKER TOUR airs Wednesday nights at 9 pm. ET/PT on The Travel Channel. NBC will air a special episode on Super Bowl Sunday, February 1 at 4-6 p.m. (ET). Watch a sneak peek of Season 2 of the World Poker Tour Wednesday, February 4, 2004 on Travel Channel.

The World Poker Tour is a joint venture between Steven Lipscomb and Lakes Entertainment, Inc., which owns approximately 80% of WPT. Lakes currently has development and management agreements with four separate Tribes for four new casino operations, one in Michigan, two in California and one with the Nipmuc Nation on the East Coast. In addition, Lakes Entertainment has agreements for the development of one additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".


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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; and reliance on Lakes' management. For more information, review the Company's filings with the Securities and Exchange Commission.
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